CERTIFICATE OF AMENDMENT TO
THE FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
LIVEPERSON, INC.
This Certificate of Amendment (this “Certificate”) is being executed as of November 12, 2019, for the purpose of amending the Fourth Amended and Restated Certificate of Incorporation of LivePerson, Inc., pursuant to Section 242 of the Delaware General Corporation Law.
The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1.Name. The name of the corporation is LivePerson, Inc. (the “Corporation”).

2.Fourth Amended and Restated Certificate of Incorporation. The Fourth Amended and Restated Certificate of
Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 12, 2000 (the “Fourth A&R Certificate of Incorporation”).

3.Amendment. The first paragraph of the fourth article of the Fourth A&R Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
“A. CLASSES OF STOCK. The total number of shares of stock which the Corporation shall have authority to issue is two hundred and five million (205,000,000), consisting of five million (5,000,000) shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”), and two hundred million (200,000,000) shares of Common Stock, par value $.001 per share (the “Common Stock”). The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

4.Effective Date. This Certificate shall be effective as of the filing of this Certificate with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of as of the day and year first above written.

LIVEPERSON, INC.

By:     /s/ Daryl J. Carlough
Name: Daryl J. Carlough
Title: Senior Vice President, Global &
     Corporate Controller